UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8–K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 3, 2014

CAMPUS CREST COMMUNITIES, INC.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	001-34872 (Commission File Number)	27-2481988 (IRS Employer Identification No.)
2100 Rexford Road, Suite 414 Charlotte, North Carolina (Address of principal executive offices)		28211 (Zip Code)
Registrant’s telephone number, including area code: (704) 496-2500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.      Entry into a Material Definitive Agreement.

On November 3, 2014, Campus Crest Communities, Inc. (the “Company”) and certain subsidiaries of its operating partnership, Campus Crest Communities Operating Partnership, LP (the “Operating Partnership”), entered into an Amendment (the “Second Amendment”) to its previously announced purchase and sale agreement with the former members (the “Sellers”) of Copper Beech Townhome Communities, LLC (“CBTC”) and Copper Beech Townhome Communities (PA), LLC (“CBTC PA” and, together with CBTC, “Copper Beech”) to amend certain terms of the purchase and sale agreement (the “Purchase Agreement”), dated as of February 26, 2013, as amended on September 30, 2013, by and among the Company, CB-Campus Crest, LLC, CB-Campus Crest PA, LLC, CBTC, CBTC PA and the Sellers. As previously disclosed, pursuant to the terms of the Purchase Agreement and related transactions, the Company agreed to the staged acquisition of a portfolio of 35 student housing properties, one undeveloped land parcel and Copper Beech’s corporate office building (the “Copper Beech Portfolio”).

The Second Amendment amends the Purchase Agreement to, among other things, provide for the acquisition by the Company of the Sellers’ remaining interests in each of the properties comprising the Copper Beech Portfolio other than Copper Beech Kalamazoo Phase 1, Copper Beech Kalamazoo Phase 2, Copper Beech Morgantown, Copper Beech Harrisonburg, Copper Beech Greenville and Copper Beech Parkway. Following consummation of the transactions contemplated by the Second Amendment, the Company will hold a 100% interest in 29 of the properties, an 87% interest in one property, an 86% interest in one property and a 48% interest in 4 of the properties and will have no ownership interests in 2 of the properties. The Second Amendment also amends the Purchase Agreement to remove the Company’s options to acquire additional interests in the Copper Beech Portfolio.

In addition, pursuant to the terms of the Second Amendment, the Company will acquire all of the Sellers’ remaining interests in Copper Beech at Ames, Iowa, such that following closing the Company will hold a 100% interest in Copper Beech at Ames, Iowa.

As consideration for the additional interests in the Copper Beech Portfolio, the Company has agreed to pay the Sellers consideration comprised of a cash payment of approximately $60.3 million and the issuance to the Sellers by the Operating Partnership of an aggregate of approximately 12.4 million limited partnership units of the Operating Partnership (“OP Units”).

The closing of the transactions contemplated by the Second Amendment is subject to customary closing conditions, including, among other things, obtaining any required third party consents. There can be no assurance that any closing condition will be satisfied or waived, if permitted, or that any adverse event, development or change will not occur. Therefore, there can be no assurance with respect to the timing of the effectiveness of the Second Amendment or whether the Second Amendment will be completed on the currently contemplated terms, other terms, or at all.

Pursuant to the terms of the Second Amendment, at the closing, the Company will enter into a registration rights agreement with the Sellers, pursuant to which the Company will agree to file a shelf registration statement within nine months of the closing date covering resales of shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), issuable upon redemption of the OP Units and use commercially reasonable efforts to have the registration statement declared effective as soon as practicable after filing and to keep the registration statement effective until such time as the Sellers no longer own any OP Units or shares of Common Stock issued upon conversion of the OP Units.

In addition, at the closing, the Company and the Operating Partnership will enter into a tax protection agreement with the Sellers. Under the tax protection agreement, and unless the Company and the Operating Partnership indemnify the Sellers for certain resulting tax liabilities, (i) the Company and the Operating Partnership will agree not to sell or otherwise to dispose of in a taxable exchange, for a period of 7 years following the closing, any of seventeen specified properties, indirect interests in which are contemplated to be contributed by the Sellers to the Operating Partnership under the Second Amendment, and (ii) the Company and the Operating Partnership will agree to allocate to the Sellers, for a period of 7 years following the closing, an aggregate amount of at least $100 million of debt of the Operating Partnership (which amount decreases ratably as the number of OP Units held by the Sellers decreases) without any requirement that any Seller guarantee or directly bear the risk for such indebtedness and, after the end of the 7-year period, to use commercially reasonable efforts to permit the Sellers to enter into guarantees of “qualifying” debt or agreements to return a portion of their deficit capital account so as to permit the Sellers to avoid certain adverse tax consequences

In connection with the Second Amendment, the Company also agreed to nominate John R. McWhirter for election to the Company’s Board of Directors at the Company’s 2015 annual meeting of stockholders. In the event Mr. McWhirter is not elected to the Board of Directors, the Company has no further obligation to continue to nominate Mr. McWhirter for election to the Board of Directors.

The foregoing description of the Second Amendment does not purport to be complete and is qualified in its entirety by reference to the Second Amendment, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)  Resignation of Officers and Director

Resignation of Mr. Ted W. Rollins as Chairman of the Board and Chief Executive Officer

On November 3, 2014, Ted W. Rollins tendered his resignation as Chairman of the Board and Chief Executive Officer of the Company and as a member of the board of directors of the Company, effective immediately. Mr. Rollins’ resignation was not the result of any dispute or disagreement with the Company regarding the Company’s operations, policies or practices. The board of directors of the Company appointed Richard S. Kahlbaugh, the Company’s lead independent director, as Executive Chairman of the Board and Interim Chief Executive Officer, effective upon Mr. Rollins’ resignation.

In connection with Mr. Rollins’ resignation, the Company and Mr. Rollins entered into a Separation Agreement, effective as of November 3, 2014 (the “Separation Agreement”). In addition to providing for the termination of Mr. Rollins’ employment as Chairman of the Board of Directors and Chief Executive Officer, the Separation Agreement provides that Mr. Rollins will receive the following compensation and benefits:

•	a cash payment of $2,175,542 to be paid by December 3, 2014; and

•	vesting of all unvested restricted stock awards held by Mr. Rollins on November 3, 2014.

 Under the Separation Agreement, Mr. Rollins released and discharged, and covenanted not to sue, the Company or any of its affiliates, subsidiaries, parent companies, predecessors, successors and assigns or any of their respective officers, directors, employees, shareholders and other agents and related parties from any and all claims of any nature which Mr. Rollins now has or may later claim to have against the foregoing parties, whether known or unknown to him, resulting from anything that occurred prior to the date of the Separation Agreement. Mr. Rollins continues to be bound by the obligations, including post-termination obligations, under the Confidentiality and Noncompetition Agreement made and entered into as of October 19, 2010, which agreement has been filed previously as Exhibit 10.12 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

A copy of the Separation Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein. The summary set forth above does not purport to be complete and is qualified in its entirety by reference to this document.

Resignation of Mr. Donald L. Bobbitt, Jr. as Executive Vice President and Chief Financial Officer

On November 3, 2014, Donald L. Bobbitt, Jr. tendered his resignation as Executive Vice and Chief Financial Officer of the Company, effective immediately. Mr. Bobbitt’s resignation was not the result of any dispute or disagreement with the Company regarding the Company’s operations, policies or practices, but rather was a result of Mr. Bobbitt's desire to assist in the Company's strategic repositioning. Mr. Bobbitt will be retained by the Company as a transition advisor for a period of time. The board of directors of the Company appointed Scott R. Rochon, the Company’s Chief Accounting Officer, as acting Chief Financial Officer, effective upon Mr. Bobbitt’s resignation.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

2.1*	Second Amendment to Purchase and Sale Agreement, dated as of November 3, 2014, by and among CA-Campus Crest, LLC, CA-Campus Crest PA, LLC, Campus Crest Communities, Inc., Copper Beech Townhome Communities, LLC Copper Beech Townhome Communities (PA), LLC and the sellers named therein.

10.1	Separation Agreement, effective November 3, 2014, between Campus Crest Communities, Inc. and Ted W. Rollins.

* Exhibits have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted exhibit to the SEC upon its request; provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any document so furnished.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAMPUS CREST COMMUNITIES, INC.

Date: November 7, 2014	/s/ Aaron Halfacre
Aaron Halfacre
Executive Vice President and Chief Investment Officer

Exhibit Index

Exhibit Number	Description

2.1*	Second Amendment to Purchase and Sale Agreement, dated as of November 3, 2014, by and among CA-Campus Crest, LLC, CA-Campus Crest PA, LLC, Campus Crest Communities, Inc., Copper Beech Townhome Communities, LLC Copper Beech Townhome Communities (PA), LLC and the sellers named therein.

10.1	Separation Agreement, effective November 3, 2014, between Campus Crest Communities, Inc. and Ted W. Rollins.

* Exhibits have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted exhibit to the SEC upon its request; provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any document so furnished.